SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

FIRST FOUNDATION INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIRST FOUNDATION INC.

July 1, 2014

Dear Fellow Shareholder:

The Board of Directors and I would like to extend you a cordial invitation to attend the Annual Meeting of Shareholders of First Foundation Inc. (the “Company”). The Annual Meeting will be held on July 29, 2014, at 8:00 A.M. Pacific Time, at 18101 Von Karman Avenue, Suite 200, Irvine, California 92612.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. We also will discuss the operations of the Company and First Foundation Bank and First Foundation Advisors, our wholly owned subsidiaries. Your participation in Company activities is important, and we hope you will attend.

Whether or not you plan to attend the Annual Meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy card will not prevent you from voting in person if you choose to attend the Annual Meeting.

Also, please let us know if you plan to attend the Annual Meeting at the time you vote your shares by marking the appropriate box on the enclosed proxy card.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Sincerely:

Ulrich E. Keller, Jr. Chairman of the Board

18101 Von Karman Avenue, Suite 700, Irvine, California 92612 (949) 202-4160

FIRST FOUNDATION INC.

18101 Von Karman Avenue, Suite 700,

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 29, 2014

NOTICE TO THE SHAREHOLDERS OF FIRST FOUNDATION INC.:

The 2013 Annual Meeting of Shareholders of First Foundation Inc. (the “Company”) will be held at 18101 Von Karman Avenue, Suite 200, Irvine, California 92612, on July 29, 2013, at 8:00 A.M. Pacific Time, for the following purposes:

1.	Election of Directors. To elect the 10 nominees, named below, to serve as the Company’s Directors for the ensuing year and until their successors are elected and qualify to serve;

Ulrich E. Keller, Jr., CFP	Warren D. Fix
Scott F. Kavanaugh	John Hakopian
James Brakke	Gerald Larsen
Max Briggs	Mitchell M. Rosenberg, Ph.D.
Victoria Collins, Ph.D., CFP	Coby Sonenshine, J.D., CFA

2.	Approval, by Non-Binding Advisory Vote, of the Compensation of Our Named Executive Officers in 2013. To approve, by non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2013.

3.	Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers. To recommend, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of our named executive officers.

Other Business. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on June 18, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. Even if you plan to attend the Annual Meeting in person, please complete, sign, date and return your proxy card promptly to us in the enclosed postage-prepaid return envelope.

Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors:

Ulrich E. Keller, Jr.
Chairman of the Board

July 1, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 29, 2014

The Notice of Annual Meeting and this Proxy Statement, the accompanying proxy card and our 2013 Annual Report are available online at http://investor.ff-inc.com/

FIRST FOUNDATION INC.

18101 Von Karman Avenue, Suite 700,

Irvine, California 92612

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 29, 2014

INTRODUCTION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of First Foundation Inc., a California corporation, for its 2014 Annual Meeting of Shareholders which will be held on July 29, 2014, at 8:00 A.M. Pacific Time, at 18101 Von Karman Avenue, Suite 200, Irvine, California 92612, and at any adjournments or postponements thereof (which we will refer to in this Proxy Statement as our Annual Meeting or, simply, the Meeting). As a matter of convenience, in this Proxy Statement we will refer to First Foundation Inc. as “FFI,” “the “Company” or “we,” “us” or “our”.

All shareholders are cordially invited to attend the Annual Meeting in person. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND PROVIDE US WITH YOUR PROXY AS SOON AS POSSIBLE.

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card, because you were an owner of record of shares of our common stock as of close of business on June 18, 2014, which is the record date for our Annual Meeting and, therefore, pursuant to applicable law, you are entitled to receive notice of and to vote your shares of common stock at the Annual Meeting. Along with this proxy statement, we are also sending you our 2013 Annual Report to Shareholders (or Annual Report).

We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting, the enclosed proxy card and the Annual Report on or about July 1, 2012, to all shareholders of record who are entitled to vote at the Annual Meeting.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders; except that if any shareholder present in person at the Annual Meeting announces, prior to the voting, an intention to cumulate votes in the election of directors, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which, at this Annual Meeting, will be 10), multiplied by the number of shares that the shareholder is entitled to vote at the Annual Meeting, and the shareholder may cast all of those votes for a single nominee or may divide those votes among any two or more of the nominees in such proportions as the shareholder may choose. However, in accordance with the applicable provisions of the Company’s Bylaws, no shareholder may cumulate votes for the election of any individual as a director unless that individual’s name has been properly placed in nomination before the voting.

How Can I Vote my Shares?

•	Voting by Mail. You may vote by completing, signing, dating and returning the accompanying proxy card by mail in the postage-prepaid return envelope that we have enclosed for your convenience. In order to assure that your shares will be voted, you should mail your signed proxy in sufficient time for it to be received by July 28, 2014. If your shares are registered in different names or you hold your shares in more than one capacity, you will receive more than one proxy card. In that case, if you want all of your shares to be voted, please complete, date and sign each proxy card you receive and return it in its own postage prepaid envelope.

•	Voting in Person. Even if you have voted by proxy, you may still attend and vote your shares in person at the Annual Meeting, if you are the record owner of those shares. If you do attend and vote your shares in person at the Annual Meeting, after having voted by proxy, only your last vote will be counted.

How Will The Board Vote My Proxy?

If you grant us your proxy to vote your shares, and you do not revoke that proxy prior to the Annual Meeting, your shares will be voted as directed by you. If you do not provide any specific direction as to how your shares should be voted, your shares will be voted: “FOR”:

1.	The election of each of the 10 director nominees named below in this Proxy Statement and in the accompanying proxy card (Proposal No. 1).

2.	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers for 2013 (Proposal No. 2), which we will sometimes refer to as the “Say-on Pay” vote.

3.	The recommendation that future votes on the compensation of our named executive officers be held every year (Proposal No. 3).

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your shares are held in a brokerage account or by a nominee, please read the information below under the caption “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

Voting Shares Held by Brokers, Banks and Other Nominees

If your shares are held in a brokerage account or by a nominee holder, you are deemed to be the “beneficial owner” of those shares, holding them in “street name.” In that event, the broker or other nominee holder is deemed to be the record owner of your shares and, therefore, is entitled to vote your shares. However, under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for the beneficial owner of the shares does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with voting instructions received from the beneficial owner of the shares. All three proposals being presented for a vote of the shareholders at the Annual Meeting are deemed to be non-routine proposals.

Therefore, if you hold your shares in street name and want your shares to be voted, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker or bank or other nominee holder. If, however, you want to attend and vote your shares in person at the Annual Meeting, you will need to obtain a legal proxy or broker’s proxy card from your broker or other nominee holder and bring it with you to the Annual Meeting.

If you are the beneficial owner of your shares, then your shares cannot be voted, unless:

•	you provide voting instructions to your broker or other nominee holder; or

•	you obtain a legal proxy or broker’s proxy card from your broker or other nominee holder and attend and bring it with you to the Annual Meeting.

Vote Required

Quorum Requirement. Our Bylaws require that a quorum — that is, the holders of a majority of all of the shares entitled to vote at the Annual Meeting — be present, either in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Proposal No. 1. Election of Directors. A plurality of the votes cast is required for the election of directors. This means that the 10 nominees for election to the Board who receive the highest number of votes cast will be elected. As a result, any shares voted to “Withhold Authority” and any broker non-votes (which are described below) will not have any effect on the outcome of the election. However, shares voted to “Withhold Authority” and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

Proposal No. 2. Advisory Vote on Executive Compensation. The number of votes cast “for” the approval of the compensation of the named executive officers in 2013, as discussed below in this proxy statement, must exceed the number of votes cast “against” this proposal. An abstention will have the same effect as a vote “against” this proposal.

Proposal No. 3. Advisory Vote on the Frequency of Future Say-on-Pay Votes. Shareholders may vote for “one year,” “two years” or “three years,” or may abstain from voting, with respect to this proposal. Whichever of these three time intervals receives the highest number of votes cast on this Proposal will constitute the recommendation of our shareholders with respect to the frequency of future Say-on-Pay votes. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

What are broker non-votes and how will they affect the outcome of the voting?

A “broker non-vote” with respect to any proposal occurs when a brokerage firm or other nominee holder of shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares on that proposal. As discussed above, shares represented by proxies that reflect a “broker non-vote” on any proposal will be counted for purposes of determining the presence of a quorum at the Annual Meeting, but will be treated as not being entitled to be voted on the proposal and, therefore, will have no effect on the outcome of any of the votes at the Annual Meeting.

How You Can Revoke Your Proxy and Change Your Vote

If you are the record owner of your shares, you may revoke any proxy you may have returned to us by mail, at any time before your proxy has been voted, by taking one of the following actions:

•	attending the Annual Meeting and voting in person;

•	completing, signing and returning a signed proxy bearing a later date than the date of your previously submitted proxy (a “later dated proxy”); or

•	sending a written revocation of your proxy addressed to the Corporate Secretary, First Foundation Inc., 18101 Von Karman Avenue, Suite 700, Irvine, California 92612. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences. If, after revoking your proxy in this manner, you want to vote your shares, you may do so only by one of the methods set forth above.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or other nominee holder if you wish to revoke your proxy or any voting instructions that you previously gave to your broker or other nominee holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information regarding the beneficial ownership, as of June 30, 2014, of the Company’s common stock by (i) each person who we knew owned, beneficially, more than 5% of the Company’s outstanding shares , (ii) each Director of the Company (who are also the nominees standing for election as Directors for the ensuing year), (iii) each of the current executive officers of the Company who are named in the Summary Compensation Table below, and (iv) all of these Directors and executive officers as a group.

	As of June 30, 2014(1)
Name and Title	Number of Shares Beneficially Owned(2)		Percent of Class
Ulrich Keller, Jr., Executive Chairman	1,382,751	(3)	17.7%
Scott Kavanaugh, Vice Chairman and CEO	599,501		7.5%
James Brakke, Director	55,117		*
Max Briggs, Director	24,474	(4)	*
Victoria Collins, Director	432,709	(5)	5.6%
Warren Fix, Director	51,167	(6)	*
John Hakopian, Director and President of FFA	464,846		6.0%
Gerald Larsen, Director	20,700		*
Mitchell M. Rosenberg, Director	39,500		*
Jacob Sonenshine, Director	39,500		*
All Directors and executive officers as a Group (12 persons)	3,379,597		39.8%

*	Less than 1%

(1)	This table is based upon information supplied to us by our officers, directors and principal shareholders. Except as otherwise noted, we believe that each of the shareholders named in the table has sole voting and investment power with respect to all shares of common stock shown as to which he or she is shown to be the beneficial owner, subject to applicable community property laws. The percentage ownership interest of each individual or group is based upon the total number of shares of the Company’s common stock outstanding plus the shares which the respective individual or group has the right to acquire within 60 days after June 30, 2014 through the exercise of stock options or pursuant to any contract.
(2)	Includes shares that may be acquired within 60 days of June 30, 2014 pursuant to the exercise of stock options as follows: Mr. Keller—82,166 shares; Mr. Kavanaugh—233,334 shares; Messrs. Brakke, Fix, Sonenshine and Dr. Rosenberg,—16,500 shares each; Dr. Collins—45,500 shares; Mr. Hakopian—77,166 shares; Mr. Briggs—10,000 shares; Mr. Larsen—11,000 shares; and all of the Directors and Executive Officers as a Group—759,498 shares.
(3)	Includes 100,000 shares beneficially owned by Mr. Keller’s wife, as to which he disclaims beneficial ownership.
(4)	Includes 3,000 shares beneficially owned by Mr. Briggs’ wife, as to which he disclaims beneficial ownership.
(5)	Includes 10,000 shares beneficially owned by Dr. Collins’ husband, as to which she disclaims beneficial ownership.
(6)	Includes 5,000 shares beneficially owned by Mr. Fix’s wife, as to which he disclaims beneficial ownership.

ELECTION OF DIRECTORS

(Proposal No. 1)

The Company’s Bylaws provide that the authorized number of Directors may be any number within a range of 7 and 13, inclusive, with the exact number within that range to be set by the Board of Directors. The Board of Directors has set the authorized number of Directors at 10.

Accordingly, a total of 10 Directors will be elected at the Annual Meeting to hold office until the next annual shareholders’ meeting and until their respective successors are elected and qualify to serve. The Board of Directors has nominated for election the 10 persons named in the section “Nominees” below, all of whom are incumbent Directors. Each of the nominees has consented to serve as a Director if elected at the Annual Meeting. Unless authority to vote has been withheld, the named proxy holders intend to vote the shares represented by the proxies received by them “For” the election of all of those 10 nominees. If, prior to the Annual Meeting, any of the Board’s nominees becomes unable to serve, the Board of Directors either will designate a substitute nominee, in which event the proxy holders will vote the proxies received by them for his or her election, or will reduce the authorized number of directors standing for election.

Vote Required and Recommendation of the Board of Directors

Under California law, the 10 nominees receiving the highest number of votes cast by holders of shares of the Company’s common stock voted in person or by proxy at the Annual Meeting will be elected to serve as the Directors of the Company until the next annual shareholders’ meeting and until their respective successors are elected and have qualified to serve. As a result, although shares as to which the authority to vote is withheld will be counted, they will have no practical effect on the outcome of the election of Directors.

If, prior to voting, any record shareholder announces at the Annual Meeting an intention to cumulate votes in the election of the Directors, the proxy holders named on the enclosed proxy card will have the discretionary authority to allocate and cast the votes represented by the proxies they hold among the nominees named below as to whom authority to vote has not been withheld in such proportions as they deem appropriate in order to elect as many of those nominees as is possible.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT SHAREHOLDERS VOTE “FOR” THE ELECTION

OF EACH OF THE NOMINEES NAMED BELOW.

Nominees

Set forth below is the name, age and position with the Company of each of the nominees selected by the Board of Directors for election to the Board at the Annual Meeting. All of the nominees named below were elected to the Board by the shareholders at last year’s annual meeting, except for Mr. Larsen who was elected to the Board by unanimous vote of the other directors in October 2013. The business address for all of these nominees is 18101 Von Karman Avenue, Suite 700, Irvine, California 92612.

Name	Age	Director Since	Positions with FFI
Ulrich E. Keller, Jr., CFP	57	2007	Executive Chairman and Director
Scott F. Kavanaugh	53	2007	Vice Chairman, Director, Chief Executive Officer
James Brakke	72	2007	Director
Max Briggs	48	2012	Director
Victoria Collins, Ph.D., CFP	71	2007	Director
Warren D. Fix, CPA	76	2007	Director
John Hakopian	46	2007	Director, President of FFA
Gerald Larsen	65	2013	Director
Mitchell M. Rosenberg, Ph.D.	60	2007	Director
Coby Sonenshine, J.D., CFA	43	2007	Director

Six of FFI’s 10 directors have been determined to be independent directors, because they have not been employed nor have they received any compensation from FFI or any of its subsidiaries during the past three years, other than compensation for their services on the Board and on Board Committees. Those directors are Messrs. Brakke, Briggs, Fix, Larsen, Rosenberg, and Sonenshine.

Set forth below is a summary of the business experience and qualifications of the nominees named above who are standing for election to the Board at the Annual Meeting.

Ulrich Keller, Jr., CFP. Mr. Keller is one of the founders of the Company and currently is the Executive Chairman of FFI and its wholly-owned subsidiary, First Foundation Advisors (“FFA”). Mr. Keller served as Chief Executive Officer (or CEO) of FFA from 1990, when it began operations as a fee-based investment advisor, until December 2009, at which time he became its Executive Chairman. In 2007, Mr. Keller became the Executive Chairman of FFI and from June 2007 until December 2009 he also served as the CEO of FFI. Mr. Keller earned a Bachelor of Science degree in Finance from San Diego State University. Mr. Keller currently serves as a trustee of the University of California, Irvine (or UCI) Foundation, as a consultant to the Investment Advisory Committee of The Board of Regents of the University of California and as a member of the Dean’s Advisory Board for the Center for Investment and Wealth Management at the Paul Merage School of Business at UCI. As one the founders of the Company, who played a key role in the development and successful implementation of the Company’s business strategy of providing high quality and personalized wealth management and investment advisory services to our clients and the expansion of the financial services we offer our clients, Mr. Keller brings to the Board considerable knowledge and valuable insights about the wealth management and investment advisory business and the Southern California financial services market.

Scott Kavanaugh. Mr. Kavanaugh is, and since December 2009 has been the CEO of FFI, and from June 2007 until December 2009, he served as President and Chief Operating Officer of FFI. Mr. Kavanaugh has been the Vice- Chairman of FFI since June 2007. He also is, and since September 2007 has been, the Chairman and CEO of FFI’s wholly-owned banking subsidiary, First Foundation Bank (“FFB”). Mr. Kavanaugh was a founding stockholder and served as an Executive Vice President and Chief Administrative Officer and a member of the board of directors of Commercial Capital Bancorp, Inc. the parent holding company of Commercial Capital Bank. During his tenure as an executive officer and director of Commercial Capital Bancorp, Inc. that company became a publicly traded company, listed on NASDAQ, and its total assets grew to more than $1.7 billion. From 1998 until 2003, Mr. Kavanaugh served as the Executive Vice President and Chief Operating Officer and a director of Commercial Capital Mortgage. From 1993 to 1998, Mr. Kavanaugh was a partner and head of trading for fixed income and equity securities at Great Pacific Securities, Inc., a west coast- based regional securities firm. Mr. Kavanaugh earned a Bachelor of Science degree in Business Administration and Accounting at the University of Tennessee and a Masters of Business Administration (or MBA) degree in Information Systems at North Texas State University. Mr. Kavanaugh is, and since 2008 has been, a member of the board of directors of Colorado Federal Savings Bank and its parent holding company, Silver Queen Financial Services, Inc. Mr. Kavanaugh also is, and since December 2013 has been, a member of the boards of directors of NexBank SSB and its parent holding company, NexBank Capital, Inc. From January 2000 until June 2012, Mr. Kavanaugh served as Independent Trustee and Chairman of the Audit Committee and from June 2012 until December 2013 served as Chairman of the Highland Mutual Funds, a mutual fund group managed by Highland Capital Management. The Board believes that Mr. Kavanaugh’s extensive experience as an executive officer of banks and other financial services organizations, combined with his experience as a director of both public and private companies, qualifies him to serve as a member of our Board of Directors. In addition, because Mr. Kavanaugh is the Company’s Chief Executive Officer, the Board of Directors believes that his participation as a member of the Board facilitates communication between the outside Board members and management.

James Brakke. Mr. Brakke has served as a director of FFI since 2007. From 2001 until 2006 Mr. Brakke served as a director of Commercial Capital Bancorp, Inc. and from 2000 until 2006, Mr. Brakke served as a director of Commercial Capital Bank. Mr. Brakke is, and since 2001 has been, Executive Vice President and director of the Dealer Protection Group, an insurance brokerage firm that Mr. Brakke co-founded, which specializes in providing insurance products to the automobile industry. Mr. Brakke also serves as a salesperson for Brakke-Schafnitz Insurance Brokers, a commercial insurance brokerage and consulting firm that he co- founded and where he was President and Chairman from 1971 until 2009. Mr. Brakke currently serves as a director of Maury Microwave Corporation and as Chairman of Advanced Wellness and Lasers. Mr. Brakke earned a Bachelor of Science degree in Business and Finance from Colorado State University. Mr. Brakke’s experience as a director of Commercial Capital Bancorp, Inc. and its wholly owned banking subsidiary, Commercial Capital Bank is valuable to other independent member of the Company’s Board of Directors. Moreover, we believe Mr. Brakke’s extensive knowledge of the insurance industry provides valuable insight and support for our insurance operations.

Max Briggs, CFP. From 2005 to 2012, Mr. Briggs served as Chairman of the Board of DCB. He was elected as a director of the Company following our acquisition of DCB in August 2012. Mr. Briggs is, and since 1996 has been the President and CEO of FLC Capital Advisors, a wealth management firm with over $300 million of assets under management. Mr. Briggs earned a Business Administration and Finance degree from Stetson University. We believe Mr. Briggs is a valuable member of our Board of Directors due to his knowledge of the banking business, gained from his service as Chairman of DCB, particularly as conducted in Palm Desert, California and its surrounding communities, where we have two of our wealth management offices, and his experience as President and CEO of a wealth management firm.

Victoria Collins, Ph.D., CFP. Dr. Collins is and has been a director of FFI since 2007. Beginning in 1990, Dr. Collins served as an executive officer of FFA, including as an Executive Vice President from 1990 until 2009 and as a Senior Managing Director from 2009, until her retirement in December 2011. Dr. Collins currently serves on the Dean’s Advisory Board for the Center for Investment and Wealth Management at the Paul Merage School of Business at University of California, Irvine. Dr. Collins earned a Bachelor’s of Administration degree in Psychology from San Diego State University, a Master of Arts degree in Educational Psychology from St. Mary’s College and a Doctor of Philosophy (or Ph.D.) degree in Cognitive Psychology from the University of California, Berkeley. Dr. Collins’ found that her knowledge of psychology was invaluable in her role as an executive officer and a senior wealth manager at FFA. We believe that the Board has found that Dr. Collins brings to the Board valuable insights about FFA’s business from her knowledge of and her experience in wealth management, and her management experience at FFA.

Warren Fix. Mr. Fix has served as a director of FFI since 2007. Mr. Fix is, and since 1992 has been, a partner in The Contrarian Group, a business investment and management company. From 1995 to 2008, Mr. Fix served in various management capacities and on the Board of Directors of WCH, Inc., formerly Candlewood Hotel Company. From 1989 to 1992, Mr. Fix served as President of the Pacific Company, a real estate investment and development company. From 1964 to 1989, Mr. Fix held numerous positions at the Irvine Company, including serving as its Chief Financial Officer (or CFO) and as a director. Mr. Fix currently serves as a director of Healthcare Trust of America, a publicly traded real estate investment trust, Clark Investment Group, Accel Networks and CT Realty. Mr. Fix earned a Bachelor of Administration degree from Claremont McKenna College. We believe Mr. Fix brings to the Board his knowledge of accounting as a result of his long tenure as CFO of the Irvine Company and his experience as an independent director of both public and private companies.

John Hakopian. Mr. Hakopian is, and since April 2009 has been, the President of FFA and is and since 2007 has been a member of the Company’s Board of Directors. Mr. Hakopian was one of the founders of the Company in 1990, when it began its operations as a fee-based investment advisor and served as its Executive Vice President and Co-Portfolio Manager from 1994 through April 2009. Mr. Hakopian earned a Bachelor of Arts degree in Economics from UCI and a MBA degree in Finance from the University of Southern California. Mr. Hakopian’s extensive knowledge of the Company’s wealth management and investment advisory business makes him a valuable member of the Board who is able to provide the outside Board members with insight in to the operations and risks of that business.

Gerald Larsen, J.D, LL.M, CFP, CPA. Mr. Larsen has served as a director of FFI since 2013 and as a director of FFB since 2008. Mr. Larsen is, and since 1992 has served as the President, Principal and owner of the law firm of Larsen & Risley, located in Costa Mesa, California. Mr. Larsen’s law practice focuses on federal and state taxation, probate, estate planning, partnerships and corporate law. Mr. Larsen earned a Bachelor of Science degree in Accounting from California State University, Northridge, a Juris Doctorate degree from Stetson University and an LL.M. degree from the University of Florida. We believe that Mr. Larsen’s extensive experience as a tax and estate planning lawyer provides the Board with valuable insights regarding the tax and estate planning aspects of wealth management.

Mitchell Rosenberg, Ph.D. Dr. Rosenberg has served as a director of FFI since 2007. Dr. Rosenberg is, and since 2005 has served as, President and founder of the consulting firm of M. M. Rosenberg & Associates, which provides executive and organizational development services to technology companies, health care businesses and public entities. From 2002 to 2005, Dr. Rosenberg was Chief Executive Officer for The Picerne Group, an international investment firm investing primarily in real estate, and portfolios of loans. Prior to 2002, Dr. Rosenberg served as Executive Vice President and Director of Business Services for Ameriquest Capital Corporation and directed the Human Resource and Organizational Development functions for Washington Mutual Bank, American Savings Bank and Great Western Bank. Dr. Rosenberg earned a Bachelor of Science degree in Psychology from Ohio University, a Masters of Science degree in Industrial Psychology from California State University, Long Beach, and a Ph.D. degree in Psychology with an emphasis on Organizational Behavior from Claremont Graduate University. We believe that Dr. Rosenberg’s educational and operational experience in managing the human resource and organizational development functions of a number of banking organizations and a real estate investment firm provides insight regarding the Company’s human resource functions, including compensation considerations that will impact the Company’s growth and expansion.

Jacob Sonenshine, J.D., CFA. Mr. Sonenshine has served as a director of FFI since 2007. Mr. Sonenshine is, and since 2012, has served as co-chief executive officer of Prell Restaurant Group, an operator of fast casual restaurants. From 2006 until 2012, Mr. Sonenshine served as the President and Chief Operating Officer of Professional Retirement Strategy, a retirement planning and entity risk management firm. From 1999 to 2005, Mr. Sonenshine was President and co-founder of RSM EquiCo, an investment bank specializing in mergers and acquisitions of privately-held middle market companies. Mr. Sonenshine currently serves on the Board of New Momentum, LLC, a software firm focusing on brand protection, anti-counterfeiting and channel integrity. Mr. Sonenshine earned a Bachelor of Science degree in economics and a Bachelor of Administration degree in

International Relations from the University of Pennsylvania, and a J.D. degree and a MBA degree from the University of Southern California. We believe Mr. Sonenshine’s experience as CEO of a retirement planning firm is valuable to the Board in overseeing FFA’s wealth management and investment advisory business.

There are no family relationships among any of the Company’s directors or executive officers.

Executive Officers

In addition to Messrs. Keller, Kavanaugh and Hakopian, each of whom is an executive officer and an incumbent Director and nominee for re-election to the Board at the Annual Meeting, set forth below are the names and biographical information of our other Executive Officers:

John Michel. Mr. Michel, age 55, is, and since September 2007 has been, the Executive Vice President and CFO of the Company and FFB. Since January 2009, he has also served as the CFO of FFA. Mr. Michel served as the Chief Financial Officer of Sunwest Bank from February 2005 to October 2006 and of Fidelity Federal Bank from September 1998 to December 2001. Mr. Michel earned a Bachelor of Business Administration Accounting degree from the University of Notre Dame.

Dave Rahn. Mr. Rahn, age 65, is, and since September 2007 has been, the President of FFB. From September 2007 to August 2012, Mr. Rahn also served as Chief Operating Officer of FFB. From 2004 to 2007, Mr. Rahn served as the Senior Vice President, Southern California Regional Manager for Wealth Management at Bank of the West, from 2000 to 2004 he served as California Market Manager of Private Banking for Comerica Bank, and from 1988 to 2000, Mr. Rahn served as Chief Operating Officer of First American Trust. Mr. Rahn earned a Bachelor of Science degree from California State Polytechnic University, Pomona and a MBA degree from the University of Redlands.

The Board of Directors

Election of Directors

Our bylaws provide that our directors are to be elected at each annual meeting of shareholders but, if any such annual meeting is not held or the directors are not elected at an annual meeting, the directors may be elected at any special meeting of shareholders held for that purpose. All directors shall hold office until their respective successors are elected, subject to applicable California law and the provisions of our bylaws with respect to vacancies on the Board. A vacancy on the Board of Directors shall be deemed to exist (i) in the case of the death, resignation or the removal (with or without cause) of any director, (ii) if a director has been declared of unsound mind by order of court or convicted of a felony, and (iii) if the authorized number of directors is increased, or if the shareholders fail, at any annual or special meeting of shareholders at which any director or directors are elected, to elect all of the authorized number of directors to be voted for at that meeting.

Vacancies on the Board of Directors, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected at an annual or a special meeting of the shareholders. A vacancy on the Board of Directors created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting of the shareholders at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares.

Role of the Board of Directors

In accordance with California law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business primarily through discussions with management, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

Our Board members are encouraged to prepare for and to attend all meetings of the Board and the Board committees of which they are members and all meetings of our shareholders. During the fiscal year ended December 31, 2013, the Board of Directors of the Company held a total of 11 meetings and each of the directors attended at least 70% of the total of those meetings and the meetings of the Board committees on which he or she served during 2013.

The Board’s Role in Risk Oversight

The Board’s responsibilities in overseeing the Company’s management and business include oversight of the Company’s key risks and management processes and controls. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

The risk of incurring losses on the loans we make is an inherent feature of the banking business and, if not effectively managed, such risks can materially affect our results of operations. Accordingly, the Board, as a whole, exercises oversight responsibility over the processes that our management employs to manage those risks. The Board fulfills that oversight responsibility by:

•	monitoring trends in the Company’s loan portfolio and the Company’s allowance for loan losses;

•	establishing internal limits related to the Company’s lending exposure and reviewing and determining whether or not to approve loans in amounts exceeding certain specified limits;

•	reviewing and discussing, at least quarterly and more frequently, if the Board deems necessary, reports from FFB’s chief credit officer relating to such matters as (i) risks in the Company’s loan portfolio, (ii) economic conditions or trends that could reasonably be expected to affect (positively or negatively) the performance of the loan portfolio or require increases in the allowance for loan losses and (iii) specific loans that have been classified as “special mention,” “substandard” or “doubtful” and, therefore, require increased attention from management;

•	reviewing, at least quarterly, management’s determinations with respect to the adequacy of, and any provisions required to be made to replenish or increase, the allowance for loan losses;

•	reviewing management reports regarding collection efforts with respect to nonperforming loans; and

•	authorizing the retention of, and reviewing the reports of, external loan review consultants with respect to the risks in and the quality of the loan portfolio.

Although risk oversight permeates many elements of the work of the full Board and its committees, the audit committee has direct and systematic responsibility for overseeing other significant risk management processes.

Board Leadership Structure

The Chairman of our Board of Directors is Rick Keller who is a member of senior management. The Board of Directors has decided to separate the positions of Chairman and Chief Executive Officer because the board believes that doing so provides the appropriate leadership structure for us at this time, particularly since the separation of those two positions enables our Chief Executive Officer to focus on our day-to-day management of our business, while the Chairman leads the board of directors in the performance of its responsibilities.

Committees of our Board of Directors

Our Board of Directors has three standing committees: an audit committee, a compensation committee, and a nominating and governance committee. The Board has adopted a written charter for each of those committees, and copies of those charters are available in the investor relations section of our website at http://investor.ff-inc.com. In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.

The Audit Committee. The Board has established a standing audit committee the members of which are Mr. Fix, its chairman and Messrs. Briggs and Larsen. The Board of Directors has determined that all of the members of the audit committee are independent within the meaning of the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934 (or the Exchange Act). Our Board of Directors also has determined that Messrs. Fix and Briggs meet the definition of “audit committee financial expert” adopted by the SEC. The audit committee held four meetings in 2013. The audit committee’s responsibilities include:

•	Selecting and appointing the Company’s independent auditors, following the committee’s evaluation of their qualifications, and determining the compensation of the independent auditors;

•	overseeing the work of and monitoring and evaluating the independent auditors’ performance and independence and making all decisions with respect to the termination of the independent auditors;

•	reviewing all audit and non-audit services to be performed by the independent auditors, taking into consideration whether the provision of any non-audit services by the independent auditors is compatible with maintaining their independence;

•	reviewing and discussing with management and the independent auditors the annual and quarterly financial statements prior to their release;

•	reviewing and discussing with management and our independent auditors the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;

•	establishing and overseeing procedures for the receipt, retention and treatment of any complaints that may be received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our employees of questions or concerns regarding accounting or auditing matters;

•	investigating any matter brought to the audit committee’s attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary for that purpose;

•	reviewing reports to management prepared by the internal audit function, as well as management’s responses to those reports;

•	reviewing and assessing the adequacy of the committee’s formal written charter on an annual basis;

•	reviewing and deciding whether or not to approve any related party transactions in accordance with the Company’s related party transaction policy; and

•	overseeing such other matters that may be specifically delegated to the audit committee by our Board of Directors.

The Compensation Committee. The Board has established a standing compensation committee the members of which are Dr. Rosenberg, the committee chairman, and Messrs. Brakke and Larsen. The Board of Directors has determined that all of the members of the compensation committee are independent within the meaning of the rules, adopted by NASDAQ in December 2013, applicable to such committees. The compensation committee held one meeting in 2013. The compensation committee’s responsibilities include:

•	developing, reviewing, and approving our management compensation programs, and regularly reporting to the full Board of Directors regarding the adoption and effectiveness of such programs, including;

•	cash bonus and cash incentive plans and programs;

•	equity incentive plans and programs;

•	reviewing and approving individual and Company performance goals and objectives that must be achieved for executive officers to earn any performance-contingent cash or equity incentive awards;

•	reviewing and approving the terms of any employment agreement, severance or change in control arrangements, or other compensatory arrangement with any executive officers or other key management employees;

•	reviewing with management the narrative discussion to be included in the annual proxy statements with respect to executive officer and director compensation;

•	reviewing and assessing, on an annual basis, the adequacy of its formal written charter; and

•	overseeing any other matters that may be specifically delegated to the compensation committee by our Board of Directors.

The Nominating and Governance Committee. The Board of Directors established a standing nominating and governance committee in March 2014. The members of that committee are Dr. Rosenberg, its chairman, and Messrs. Briggs and Mr. Sonenshine. The Board of Directors has determined that all of the members of the nominating and governance committee are independent within the meaning of that term set forth in the Listing Rules of the NASDAQ Stock Market applicable to such committees. The nominating and governance committee has held one meeting so far in 2014. The nominating and governance committee’s responsibilities include:

•	identifying and recommending nominees for election to the Board of Directors;

•	making recommendations to the Board of Directors regarding the directors to be appointed to each of its standing committees;

•	developing and recommending corporate governance guidelines for adoption by the Board of Directors; and

•	overseeing annual self-assessments by the directors of the performance of the Board and its committees.

Corporate Governance Principles and Guidelines

We are committed to having sound corporate governance principles, which our Board members believe are essential to the performance of the Board’s oversight responsibilities and to the maintenance of the Company’s integrity in the marketplace. We have adopted a Code of Business and Ethical Conduct relating to the conduct of our business by all of our employees, officers and directors, as well as a Code of Business and Ethical Conduct for Chief Executive Officer and Other Senior Financial Officers, both of which are posted on our website. We expect that any amendments to the Code of Business and Ethical Conduct or the Code of Business and Ethical Conduct for Chief Executive Officer and Other Senior Financial Officers, or any waivers of the requirements of either, will be disclosed on our website.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing shareholder value and must represent the interests of all shareholders as opposed to any particular constituency within our shareholders. Directors also should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience, to management. Therefore, their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all their duties as directors of the Company. When considering potential director candidates, the Board’s nominating and governance committee also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of the Board of Directors.

The nominating and governance committee recommends to the Board for selection as Board nominees persons who the members of that committee believe are best qualified to serve on the Board. That committee will consider director candidates recommended by shareholders, other members of the Board, officers and employees of the Company and other sources that the committee deems appropriate. The nominating and governance committee charter directs the committee to evaluate the candidates based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering individual director candidates, the committee takes into account the qualifications of other Board members to ensure that a broad variety of skill sets and experience beneficial to the Company and its businesses are represented on the Board of Directors. The nominating and governance committee evaluates all director candidates in the same manner regardless of the source of the recommendation. Some of the criteria used by the committee to evaluate the candidates, including those selected for nomination at the 2014 Annual Meeting, include:

•	Personal and professional integrity

•	Independence

•	Prior business experience, including knowledge of the banking business

•	Education

•	Skills that may be relevant to the Company’s business

•	Prior Board experience with the Company or other publicly traded companies

•	Involvement in community, business and civic affairs

Director Independence and Diversity

SEC rules impose several requirements with respect to the independence of our directors. Our Board of Directors has evaluated the independence of its members based upon those rules and on the independence standards adopted by the NASDAQ Stock Market which, among other things, require that a board be comprised of at least a majority of independent directors. Our Board of Directors has affirmatively determined that 6 of our 10 directors are independent within the meaning of those rules and standards.

The Board of Directors believes that differences in experience, knowledge, skills and viewpoints enhance the Board of Directors’ performance. Accordingly, the nominating and governance committee considers such diversity in selecting, evaluating and recommending proposed Board nominees. However, the Board of Directors has not implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors.

Communications with the Board of Directors

Shareholders and other interested persons may communicate with the full Board of Directors, any Board committee, the independent directors as a group or any individual member of the Board in writing by mail addressed to the Corporate Secretary, First Foundation Inc. 18101 Von Karman Avenue, Suite 700, Irvine CA, 92612. All communications will be forwarded to the Board of Directors, the particular committee of the Board or the specified directors or individual director, as appropriate. The Company screens all regular mail for security purposes.

Nomination of Candidates for Election to the Board of Directors

In identifying candidates for membership on the Board, the nominating and governance committee will seek recommendations from existing Board members and executive officers. In addition, that committee will consider any candidates that may be recommended by any of the Company’s shareholders who make those recommendations in accordance with the procedures described below. The committee also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it in identifying qualified Board candidates. In assessing and selecting new candidates for Board membership, the committee will consider such factors, among others, as the candidate’s independence and freedom from conflicts of interest; experience, knowledge, skills and expertise, as demonstrated by past employment; and board experience and the candidate’s reputation for integrity. The committee will interview and, when deemed appropriate, will conduct background inquiries of, candidates the committee members believe are qualified to serve as directors of the Company.

Shareholder Recommendation of Board Candidates. Any shareholder desiring to submit a recommendation for consideration by the nominating and governance committee of a candidate for election to the Board who the shareholder believes is qualified to serve as a member of the Board may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders. However, if the date of an annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for that annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating shareholder and the person that the nominating shareholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating shareholder, his or her recommended candidate and any other shareholders known by the nominating shareholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating shareholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder, on the one hand, and the person that the nominating shareholder is recommending for election to the Board or any other person or persons (naming each such person), on the other hand; (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. The Board and the nominating and governance committee make no distinction between whether a candidate is recommended by a shareholder or by management and the Board and the nominating and governance committee apply the same process and criteria in evaluating a candidate recommended by a shareholder as it would for a candidate recommended by management.

Shareholder Nominations. Our Bylaws provide that any shareholder also may nominate, at any annual meeting of shareholders, one or more candidates for election to the Board of Directors, by giving the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of such shareholder’s intention to do so not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders. For the 2015 annual meeting of shareholders, the deadline is March 3, 2015, which is 120 days before the first anniversary of the release of the Company’s proxy materials for the 2014 Annual Meeting. If, however, the date of the annual meeting has been changed by more than 30 calendar days from the first anniversary of the date of the prior year’s meeting, then such notice must have been received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is made. Such notice must be accompanied by the same information, described in the immediately preceding paragraph, regarding each such candidate to be nominated for election to the Board and the nominating shareholder and the written consent of such candidate to be named as a nominee and, if nominated and elected, to serve as a director. You are advised to review our Bylaws, which contain a description of the information required to be submitted, as well as the advance notice and other requirements that apply to nominations by shareholders of candidates for election to the Board. Any shareholder nomination at any annual meeting that does not comply with these Bylaw requirements will be ineffective and disregarded. The deadline for shareholder nominations for this year’s Annual Meeting is July 11, 2014.

Codes of Business and Ethical Conduct

We have adopted a Code of Business and Ethical Conduct for our officers and employees and a Code of Conduct which contains specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer, FFB Chief Operating Officer and other key accounting and financial personnel. A copy of our Code of Business and Ethical Conduct is accessible at the Investor Relations section of our website at http://ff-inc.com. We intend to disclose, at that same location on our website, any amendments to and any waivers of the requirements of the Code of Business and Ethical Conduct that may be granted to our Chief Executive Officer or Chief Financial Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each of our directors and executive officers, and any person who may own more than 10% of our common stock (a “10% Shareholder”), to file reports with the SEC containing information regarding such person’s ownership and changes in ownership of our shares of common stock and of options, warrants or any other rights to purchase shares of our common stock. Our directors and executive officers and any 10% Shareholder are required by SEC regulations to furnish us with copies of all forms that each has filed with the SEC pursuant to Section 16(a) of the Exchange Act.

Based solely on a review of the copies of such reports furnished to us during 2013, to our knowledge all of our executive officers and directors and any 10% Shareholders complied with all Section 16(a) filing requirements applicable to them in 2013.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Philosophy and Objectives

We believe that the success of our business and the creation of long term shareholder value depend to a large extent on our ability to retain and to attract superior management employees. Therefore, the Compensation Committee’s primary objective, when setting management compensation, is to enable the Company to retain its existing and, when the need arises to attract new or additional, executive officers and other key management employees. Our compensation committee attempts to accomplish this objective by:

•	Offering competitive salaries and benefits to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table below (our “named executive officers”) and our other key management personnel;

•	Providing our named executive officers and other key management employees the opportunity to earn additional compensation, either in the form of cash bonuses or incentive awards the amounts of which are made contingent on the achievement of one or more corporate financial goals established by the compensation committee; and

•	Aligning more closely the financial interests of our named executive officers and other key management employees with those of our shareholders, primarily by means of grants of stock options and shares of restricted stock which reward the named executive officers and other management employees for increases in the prices of our common stock.

It also is the Company’s policy (i) to submit all stock incentive plans pursuant to which options and other equity based compensation awards are granted for approval by our shareholders, (ii) to place limits on the number of shares for which options or restricted shares may be granted under those plans and (iii) generally to provide for stock based compensation awards to become exercisable (i.e., vest) in annual installments over multi-year periods as a means of creating incentives for our officers and other key management employees to focus on achieving longer term corporate objectives and to remain in our employ.

The market for talented and experienced individuals is competitive nationally, and particularly in Southern California, where the Company is headquartered. While we consider peer groups, no single factor is determinative in setting compensation structure or allocating among elements of compensation. To ensure that we are appropriately compensating our named executive officers and other key management employees and that we have appropriate human resources to execute on our business plans, the members of our compensation committee review information that is available to them and use their judgment in making compensation decisions. The compensation committee performs reviews of our executive compensation programs to evaluate their competitiveness and their consistency with our overall management compensation philosophy and objectives.

In addition, the compensation committee reviews the Company’s executive and employee compensation practices to assess whether or not they create improper incentives that would result in material risks to the Company. Based on this review and analysis, the compensation committee has determined that none of the Company’s compensation practices for its named executive officers or other employees is reasonably likely to have a material adverse effect on the Company.

Components of Executive Compensation

We generally provide three major categories of executive compensation: (i) base salary; (ii) annual cash bonus or cash incentive compensation; and (iii) equity incentive compensation in the form of stock option or restricted stock grants. We believe that the combination of these three components enables us to retain existing and attract new management employees in the competitive local and national markets and to balance the motivation of our named executive officers and other key management employees to execute on immediate goals while remaining conscious of our longer term strategic objectives and goals.

The allocation of the individual components of executive compensation is based on a number of factors, including competitive market conditions and the positions within our organization held by our named executive officers and other key management employees, which determines their ability to influence our financial performance. Generally, the percentage of compensation at risk, either in the form of bonus or equity compensation, is higher for our named executive officers than for other management employees, because the performance of our named executive officers has a greater impact on whether or not we achieve our strategic objectives and longer term goals.

Compensation Committee Interlocks and Insider Participation

In 2013, the membership of the compensation committee was reconstituted to include only directors who met the compensation committee independence standards adopted by the NASDAQ Stock Market in December 2013. As of the date of this proxy statement, none of the members of our compensation committee are, or in the future will be, officers or employees of the Company or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as one of our directors or as one of the members of our compensation committee.

Named Executive Officers

Our “named executive officers” include our principal executive officer and our two other most highly compensated executive officers. For 2013, our named executive officers were:

•	Ulrich E. Keller, Jr., who currently serves as our Executive Chairman, as well as a member of the Board of Directors.

•	Scott F. Kavanaugh, who currently serves as our Chief Executive Officer, as well as Vice Chairman and a member of the Board of Directors. Mr. Kavanaugh is our Principal Executive Officer.

•	John Hakopian, who currently serves as President of FFA, as well as a member of the Board of Directors.

Summary Compensation Table

The following table sets forth, for our named executive officers, the compensation earned in the years ended December 31:

Name and Position	Year	Salary(1)		Bonus(2)	Stock Option Awards	Total
Ulrich E. Keller, Jr.,	2013	$450,000		$180,000	$—	$630,000
Executive Chairman of FFI and FFA	2012	450,000		137,700	—	587,700
Scott F. Kavanaugh,	2013	456,000	(3)	337,500	—	793,500
Chief Executive Officer of FFI and FFB,	2012	456,000	(3)	286,900	—	742,900
Vice Chairman of FFI
John Hakopian	2013	365,000		146,000	—	511,000
President of FFA	2012	365,000		124,100	—	489,100

(1)	Although Messrs. Keller, Kavanaugh and Hakopian are directors of the Company, they do not receive any fees or other compensation for their service as directors.
(2)	In 2013 and 2012, the Board of Directors established target bonus awards for each of the named executive officers, the payment of which was made contingent on FFI generating earnings, before taxes and bonuses, of $11.3 million in 2013 and $9.7 million in 2012. In 2013, and in 2012, Messrs. Kavanaugh and Hakopian each received 100% of their target bonus awards, the respective amounts of which are set forth in this column. In 2013, and in 2012, Mr. Keller received 100% and 90% of his target bonus award, respectively, the respective amounts of which are set forth in this column.
(3)	Mr. Kavanaugh’s salary includes a $6,000 per year automobile allowance for use of his personal automobile on Company business.

Stock and Option Grants to Executive Officers

No stock options or other equity incentives were granted to any of the Named Executive Officers in 2013:

Fiscal Year-End Option Information

The following table sets forth information regarding options that have been granted to the Named Executive Officers and that were outstanding as of December 31, 2013:

	Option Awards
Name / Grant Date	Exercisable	Unexercisable	Exercise Price(1)	Expiration Date(2)
Ulrich E. Keller, Jr.
9/17/2007	40,500	—	$11.00	9/16/2017
1/27/2009	15,000	—	16.50	1/26/2019
10/25/11	26,666	13,334	16.50	10/24/2021
Scott F. Kavanaugh
9/17/2007	160,000	—	10.00	9/16/2017
1/27/2009	20,000	—	15.00	1/26/2019
10/25/11	53,334	26,666	15.00	10/24/2021
John Hakopian
9/17/2007	40,500	—	10.00	9/16/2017
1/27/2009	10,000	—	15.00	1/26/2019
10/25/11	26,666	13,334	15.00	10/24/2021

(1)	In accordance with the Company’s 2007 Equity Incentive Plans, the exercise prices were equal to or greater than 100% of the fair market values of the Company’s shares as of the respective dates of grant of the options, Since no active market exists for the Company’s shares, in each instance the fair market value was determined by the Board of Directors based primarily on the prices at which the Company had most recently sold shares to investors who were not affiliated with any of the Company’s executive directors of officers.
(2)	The expiration date of each option award is 10 years from the date of its grant, subject to earlier termination on a cessation of service with the Company.

Although the Company’s equity incentive plans also permit restricted shares and SARs to be granted to the Company’s officers and other participants in those plans, the only equity awards that have been granted to the Named Executive Officers have been options.

Employment Agreements

Each of our named executive officers is employed under an employment agreement for a term ending on December 31, 2016. Set forth below are summaries of the terms of those employment agreements. These summaries are not intended to be complete and are qualified in their entirety by reference to the employment agreements themselves.

Material Terms of the Employment Agreements

Salaries. Each employment agreement provides for the payment of a base annual salary as follows: Mr. Keller: $500,000; Mr. Kavanaugh: $550,000; and Mr. Hakopian: $425,000. Those salaries are subject to review and may be increased, but not reduced, by the Board of Directors in its discretion.

Participation in Incentive Compensation and Employee Benefit Plans. Each of the employment agreements provides that the named executive officer will be entitled to participate in any management bonus or incentive compensation plans adopted by the Board or its Compensation Committee and in any qualified or any other retirement plans, stock option or equity incentive plans, life, medical and disability insurance plans and other benefit plans which FFI and its subsidiaries may have in effect, from time to time, for all or most of its senior executives.

Termination and Severance Provisions. Each employment agreement provides that the named executive officer’s employment may be terminated by the Company with or without cause or due to his death or disability or by the named executive officer with or without good reason. In the event of a termination of the named executive officer’s employment by the Company without cause or by the named executive officer for good reason, the Company will become obligated to pay severance compensation to the named executive officer in an amount equal to 12 months of his annual base salary or the aggregate annual base salary that would have been paid to the named executive officer for the remainder of the term of his employment agreement if such remaining term is shorter than 12 months (the “Termination Benefits Period”). In addition, during the Termination Benefits Period or until the named executive officer obtains employment with another employer that offers comparable health insurance benefits, whichever period is shorter, the Company will be obligated to continue to provide any group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the named executive officer at the active employee’s rate then in effect.

Change of Control Agreements

The Company has entered into Change of Control Severance Agreements with each of its named executive officers. Each of those agreements provides that if the Company undergoes a Change of Control (as defined in such Agreements) while the named executive officer is still in the employ of the Company or one of its subsidiaries and, within the succeeding 12 months, the named executive officer terminates his employment due to the occurrence of any one of four “Good Reason Events” then the named executive officer will become entitled to receive the following severance compensation: (a) two times the sum of (i) his annual base salary as then in effect and (ii) the maximum bonus compensation that the named executive officer could have earned under any bonus or incentive compensation plan in which he was then participating, if any; (b) acceleration of the vesting of any then unvested stock options or restricted stock held by the named executive officer, and (c) continuation of health insurance benefits for a period that is the shorter of two years or until the named executive officer obtains employment with another employer that offers comparable health insurance benefits. However, each Change of Control Agreement provides that the severance compensation to which any named executive officer would otherwise receive under his agreement may not, in the aggregate, equal or exceed the amount which would result in the imposition of an excise tax pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Each of these Change of Control Agreements also provides that the payment of severance compensation to a named executive officer under such agreement will be in lieu of any severance compensation that the named executive officer would otherwise have been entitled to receive under his employment agreement. Each Agreement also provides that the payment of severance compensation must comply with the applicable requirements of Section 409A of the Code.

The Good Reason Events consist of the following: (i) a reduction or adverse change of the named executive officer’s authority; (ii) a material reduction in the named executive officer’s salary; (iii) a relocation of the named executive officer’s principal place of employment of more than 30 miles; or (iv) a material breach by the Company of its obligations under the named executive officer’s employment agreement. However, each Change of Control Agreement provides that in order for a named executive officer to become entitled to receive his severance compensation, he must give the Company written notice of his election to terminate his employment for Good Reason within 15 days of the date he is notified of the occurrence of the Good Reason Event. If the named executive officer fails to provide such a notice within that 15-day period or if the Company rescinds the action taken that constituted the Good Reason Event following receipt of that notice, the named executive officer will not become entitled and the Company will not be obligated to pay any severance compensation by reason of the occurrence of the Good Reason Event.

A Change of Control Agreement will terminate in the event the named executive officer’s employment is terminated by the Company for cause or due to his death or disability, or by the named executive officer without Good Reason, irrespective of whether such termination occurs prior to or after the consummation of a Change of Control of the Company.

Director Compensation

Only non-employee directors are entitled to receive compensation for service on the Board and its Committees. The following table sets forth the compensation received by each of our non-employee directors for their service, during 2013, as members of our Board of Directors and its committees and as members of the Board of Directors of FFB:

	Fees Earned or Paid in Cash	Stock Option Awards	All Other Compensation	Total
James Brakke	$60,000	$—	$—	$60,000
Max Briggs	60,000	—	—	60,000
Victoria Collins	60,000	—	—	60,000
Michael Criste(2)	60,000	—	—	60,000
Warren D. Fix	60,000	—	—	60,000
Gerald Larsen(1)	60,000	—	—	60,000
Mitchell M. Rosenberg	60,000	—	—	60,000
Jacob Sonenshine	60,000	—	—	60,000
Henri Tchen(2)	60,000	—	—	60,000

(1)	Mr. Larsen was appointed as a director of FFI in October 2013. He has served as a member of the Board of Directors of FFB since 2008.
(2)	Mr. Criste and Mr. Tchen resigned from the Board of Directors effective as of March 31, 2014.

Outstanding Equity Awards.

Our non-employee directors also are eligible to receive stock options and restricted stock grants under the Equity Plans (as defined in the section entitled “Executive Compensation—Equity Incentive Plans”). No stock options or shares of restricted stock were granted to non-employee directors in 2013. Stock options and shares of restricted stock granted to our non-employee directors generally vest over three years at the rate of 33  1⁄3% of the options or of the restricted shares as of each anniversary of the date of grant, provided that the director is still in the service of the Company or any of its subsidiaries on the vesting date.

The following table sets forth information regarding outstanding stock options held by each non-employee director as of December 31, 2013, including the number of unexercised vested and unvested stock options. The vesting schedule for each option is shown following this table.

	Option Awards(1)
Name / Grant Date	Exercisable	Unexercisable	Exercise Price(2)	Expiration Date(3)
James Brakke
9/17/2007	15,000	—	$10.00	9/16/2017
1/27/2009	1,500	—	15.00	1/26/2019
Max Briggs
8/28/2012	5,000	10,000	15.00	8/27/2022
Victoria Collins
9/17/2007	40,500	—	$10.00	9/16/2017
1/27/2009	5,000	—	15.00	1/26/2019
Michael Criste(4)
8/28/2012	5,000	10,000	15.00	8/27/2022
Warren D. Fix
9/17/2007	15,000	—	$10.00	9/16/2017
1/27/2009	1,500	—	15.00	1/26/2019
Gerald L. Larsen
7/22/2008	10,000	—	$15.00	7/21/2018
1/27/2009	1,000	—	15.00	1/26/2019
Mitchell M. Rosenberg
9/17/2007	15,000	—	$10.00	9/16/2017
1/27/2009	1,500	—	15.00	1/26/2019
Jacob Sonenshine
9/17/2007	15,000	—	$10.00	9/16/2017
1/27/2009	1,500	—	15.00	1/26/2019
Henri Tchen(4)
9/17/2007	10,000	—	10.00	9/16/2017
7/22/2008	5,000	—	15.00	7/21/2018
1/27/2009	1,500	—	15.00	1/26/2019
1/27/2011	6,000	—	15.00	1/26/2021

(1)	Stock options granted to the directors generally vest over three years at the rate of 33 1⁄3% of the options as of each anniversary of the date of grant, provided that the Director is still in the service of the Company or any of its subsidiaries on that anniversary date.
(2)	In accordance with the Company’s Stock Incentive Plans, the exercise prices of these options were equal to 100% of the fair market values of the Company’s shares as of the respective grant dates. Since no active market existed for the Company’s shares at each grant date above, in each instance the fair market value was determined by the Board of Directors based primarily on the prices at which the Company had most recently sold shares to investors who were not affiliated with any of the Company’s directors or executive officers.
(3)	The expiration date of each option award is 10 years from the date of its grant, subject to earlier termination on a cessation of service with the Company.
(4)	Mr. Criste and Mr. Tchen resigned from the Board of Directors effective as of March 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2012, and any proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the same household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Private Placement Transactions

In December 2013 we sold a total of 318,987 shares of our common stock, at a price of $18.00 per share, in a private placement to a total of 32 investors, (the “2013 Private Placement”). Between August 1, 2012 and March 31, 2013, we sold a total of 413,172 shares of our common stock, at a price of $15.00 per share, in a private placement to a total of 45 investors (the “2012 Private Placement”). Mr. Kavanaugh, our Chief Executive Officer, purchased 19,500 shares in the 2013 Private Placement, for which he paid $18.00 per share, for a total purchase price of $351,000. In the 2012 Private Placement, Mr. Kavanaugh purchased 13,334 shares, for which he paid $15.00 per share, for a total purchase price of $200,010; Roy Kavanaugh, a brother of Scott Kavanaugh, purchased 42,000 shares, for which they paid $15.00 per share, for a total purchase price of $630,000; and Emily Keller, a sister of Ulrich Keller, Jr., and her husband purchased 10,000 shares, for which they paid $15.00 per share, for a total purchase price of $150,000.

Ordinary Banking Relationships

The Bank has had, and in the future may have, banking transactions in the ordinary course of its business with directors, principal shareholders and their associates, including the making of loans to directors and their associates. Such loans and other banking transactions were, and in the future will be, made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company, the Bank or any other subsidiaries of the Company and will be made only if they do not involve more than the normal risk of collectability and do not present any other unfavorable features at the times the loans are made.

Procedures for Approval of Related Party Transactions

Transactions by FFI or FFB with related parties are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by a bank with its affiliates) and the Federal Reserve Board’s Regulation O (which governs certain loans by FFB to its executive officers, directors, and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board has adopted written policy governing the approval of related party transactions that complies with all applicable SEC requirements and NASDAQ Listing Rules. FFI’s related parties include directors (including any nominee for election as a director), executive officers, 5% shareholders and the immediate family members of these persons. Our Chief Financial Officer, in consultation with other members of management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Board of Directors for approval. In determining whether to approve a related party transaction, the Board of Directors will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer, taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and any possible violations of other of our corporate policies.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN 2013

(Proposal No. 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on a nonbinding advisory basis, the compensation of our named executive officers. Accordingly, we are asking our shareholders to approve, at this year’s Annual Meeting, an advisory resolution with respect to the compensation paid to our named executive officers for 2013.

As described in the “Executive Compensation” section of this Proxy Statement, the compensation committee has structured our named executive officer compensation programs in a manner designed to achieve the following objectives:

•	retain and attract key executives;

•	pay for performance;

•	align the interests of our executives more closely with those of our shareholders; and

•	provide incentives for our named executive officers to remain in the employ of the Company over multi-year periods and to focus on the Company’s longer term performance.

In fiscal 2013, the Company delivered another year of solid financial results, generating record revenue of $55.5 million and record net income of $7.9 million, which represented a 36% increase over our net income in 2012.

We believe that our executive compensation practices have contributed to this success and have been effective in achieving our compensation objectives. We urge shareholders to carefully read the “Executive Compensation” section of this Proxy Statement, the Summary Compensation Table and the other compensation-related tables and the notes and narrative that follow those tables.

In accordance with SEC rules, and as a matter of good corporate governance, we are asking our shareholders to approve the following advisory resolution at the 2014 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid in 2013 to the Company’s named executive officers, as described in the “Executive Compensation” section of this Proxy Statement, the Summary Compensation Table and the other compensation-related tables, and the notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will give serious consideration to the outcome of the vote when establishing executive compensation programs in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2013

AS DESCRIBED IN THIS PROXY STATEMENT

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal No. 3)

Pursuant to the Dodd-Frank Act and applicable SEC rules, we also are asking our shareholders to vote, at the Annual Meeting, on whether future advisory votes on the compensation of our named executive officers should be held every year, every two years, or every three years.

After careful consideration, the Board of Directors and the Compensation Committee believe that submitting executive compensation to an advisory vote by our shareholders on an annual basis is appropriate for the Company and its shareholders at this time. We view the advisory vote on the compensation of our named executive officers as an additional (although not the only) opportunity for our shareholders to communicate with us regarding their views on compensation of our Named Executive Officers. Shareholders may vote for “one year,” “two years” or “three years,” or may abstain from voting, with respect to this proposal. The time interval that receives the highest number of votes cast on this proposal will determine the frequency of future shareholder advisory votes on the compensation of our named executive officers.

This vote is advisory and not binding on the Company, our Board of Directors or the Compensation Committee. The Board of Directors and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on the compensation of our named executive officers. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may decide in the future to conduct advisory votes on a more or less frequent basis and may vary its practice in this regard based on factors such as discussions with our shareholders and the adoption of material changes to our compensation programs for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

REPORT OF THE AUDIT COMMITTEE

Role and Responsibilities of Audit Committee

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Vavrinek, Trine, Day & Co., LLP, Certified Public Accountants (“Vavrinek”), is responsible for auditing the Company’s consolidated financial statements and for expressing an opinion as to whether those financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.

By contrast the Audit Committee’s duty is one of oversight. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and were prepared in accordance with generally accepted accounting principles. The members of the Audit Committee are not professionally engaged in the practice of accounting and none of the Audit Committee members is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Vavrinek. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s 2012 consolidated financial statements was carried out in accordance with generally accepted auditing standards, that such financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Report of the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s 2013 audited consolidated financial statements with management and Vavrinek. The Audit Committee also has discussed with Vavrinek the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also has reviewed and discussed with Vavrinek its written disclosures and letter provided to the Audit Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding communications by Vavrinek with the Audit Committee concerning independence and has considered the compatibility of any non-audit services performed for the Company by Vavrinek on its independence.

Respectfully Submitted,

Warren Fix (Chairperson)

Max Briggs

Gerald Larsen

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagement of Vavrinek, Trine Day and Co. LLP, (“VTD”) pursuant to which it provided the services described below for the fiscal years ended December 31, 2013 and 2012.

Audit and Other Fees Paid in Fiscal Year 2013 and 2012

Aggregate fees for professional services rendered to the Company by VTD were as follows for the years ended December 31:

	2013	2012
Audit services	$83,000	$61,000
Audit related services	—	—
Tax compliance services	—	—
All other services	—	—

Total	$83,000	$61,000

Audit Services

In each of the years ended December 31, 2013 and 2012, VTD rendered audit services which consisted of the audit of the Company’s consolidated financial statements for the years then ended.

Audit Related Services

VTD did not render any other audit related services to us during 2013 or 2012.

Tax Compliance Services

VTD did not render any tax compliance services to us during 2013 or 2012.

Other Services

VTD did not render any other professional or any consulting services to us during 2013 or 2012.

SHAREHOLDER PROPOSALS

Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2015 Annual Meeting of Stockholders must provide us with a written copy of that proposal, addressed to our Corporate Secretary at the principal executive offices of the Company at 18101 Von Karman Avenue, Suite 700, Irvine CA 92612, by no later than March 3, 2015, which is the 120th day before the first anniversary of the release of our proxy materials for this year’s Annual Meeting. However, if the date of our Annual Meeting in 2015 changes by more than 30 days from the first anniversary of the date on which our 2014 Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2015 Annual Meeting. Any proposal received after the date or time within which such proposal is required to be submitted to us will not be considered or submitted to a vote of the shareholders. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act, and the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.

A stockholder seeking to submit a proposal that is not to be included in our proxy materials for our 2015 annual meeting of shareholders must provide specified information in writing to our Corporate Secretary, First Foundation Inc., 18101 Von Karman Avenue, Suite 700, Irvine, California 92612, by March 3, 2015, except that if the date of our 2015 annual meeting of stockholders changes by more than 30 days from the date on which the Annual Meeting is held, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date of such meeting was made, whichever comes first. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

Additionally, under Rule 14a-4, as promulgated under the Exchange Act, if a shareholder fails to notify the Company of a proposal which the shareholder plans to present for a vote at the next annual meeting of shareholders at least 45 days before the first anniversary of the mailing date of the prior year’s proxy statement, then the Board of Directors will be permitted to exercise its discretionary authority in voting proxies received from shareholders on that proposal at the meeting. In the case of the Company’s 2015 Annual Meeting of Stockholders, if such a shareholder proposal is not received by May 17, 2015, then the Board of Directors will be entitled to exercise discretionary authority when voting proxies received from shareholders on such shareholder proposal.

SOLICITATION OF PROXIES

We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, our directors, officers and employees and those of the Bank may, without additional compensation therefor, communicate with shareholders, brokerage houses and others by telephone, email, facsimile or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is brought before the Annual Meeting, the proxy holders named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

ANNUAL REPORT

The Company’s 2013 Annual Report to Shareholders is being mailed together with this Proxy Statement to each shareholder of record as of June 18, 2014. The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors:

Ulrich E. Keller, Jr.
Chairman of the Board

July 1, 2014

PROXY – Solicited by the Board of Directors

FIRST FOUNDATION INC.

2014 ANNUAL MEETING OF SHAREHOLDERS

July 29, 2014

The undersigned hereby revokes all previous proxies that the undersigned may have given, and hereby appoints Ulrich E. Keller, Jr., Scott F. Kavanaugh and John Michel, and each of them individually, with full power of substitution, as the attorneys and proxies of the undersigned, to represent the undersigned and to vote, as indicated below, all the shares of Common Stock of FIRST FOUNDATION INC. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 18101 Von Karman Avenue, Suite 200, Irvine, California 92612, on Tuesday, July 29, 2014, at 8:00 A.M. Pacific Time, and at any and all adjournments or postponements thereof.

The Board of Directors recommends that you vote

FOR all of the nominees named below, FOR Proposal 2 and for EVERY YEAR on Proposal 3 .

PROPOSAL 1.	Election of Directors:

	☐ FOR THE NOMINEES LISTED BELOW	☐ WITHHOLD AUTHORITY
(to vote for the nominees listed below)

Ulrich E. Keller, Jr., Scott Kavanaugh, James Brakke, Max Briggs, Dr. Victoria Collins, Warren D. Fix, John Hakopian, Gerald Larsen, Dr. Mitchell Rosenberg and Jacob Sonenshine

(Instructions: To withhold authority for one or more, but not all, of the nominees, print the name(s) of the nominee(s) for which you wish to withhold authority in the space below.)

PROPOSAL 2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers for 2013 as described in the Proxy Statement:

	☐ FOR APPROVAL	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3.	To recommend, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of our named executive officers:

	☐ EVERY YEAR	☐ EVERY TWO YEARS	☐ EVERY THREE YEARS	☐ ABSTAIN

IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED FOR A VOTE OF THE SHAREHOLDERS AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ABOVE. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED “FOR” THE ELECTION, AS THE COMPANY’S DIRECTORS, OF THE NOMINEES NAMED ABOVE; “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN 2013; AND FOR HOLDING FUTURE ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION “EVERY YEAR.” THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION AS DIRECTORS FOR WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

IMPORTANT-PLEASE DATE AND PRINT AND SIGN YOUR NAME ON THE LINES BELOW AND RETURN PROMPTLY

Date , 2014

(Signature of Shareholder)

(Name(s) of Shareholder(s), Please Print)

Please sign your name exactly as it appears on your stock certificate. Executors, administrators, guardians, officers of corporations, and others signing in fiduciary capacity should state their full titles as such.

Please indicate (by check mark) whether you plan to attend the Annual Meeting?    ☐  YES    NO  ☐

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN, DATE AND

RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.